Exhibit 2.1

                           CERTIFICATE OF DESIGNATION
                      OF RIGHTS, PREFERENCES AND PRIVILEGES
                         OF SERIES A PREFERRED STOCK OF
                             ASSURETEC HOLDINGS INC.

     Pursuant to Sections 151 and 103 of the General Corporation Law of the State of Delaware, R. Bruce Reeves hereby certifies that:

     (a) He is the duly elected Chairman and Chief Executive Officer of AssureTec Holdings Inc., a Delaware corporation (the "CORPORATION").

     (b) Pursuant to the authority conferred upon the Board of Directors of the Corporation by Article Fourth of the Corporation's Certificate of Incorporation, as amended (the "CERTIFICATE"), the Board of Directors of the Corporation on March 10, 2004 adopted the following recitals and resolutions creating a new series of preferred stock designated as Series A Preferred Stock:

"WHEREAS, the Corporation's Certificate of Incorporation, as amended, (the "Certificate") provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate to determine the powers, rights, preferences, limitations and restrictions granted to or imposed upon any wholly un-issued series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them;

WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the powers, rights, preferences, limitations and restrictions relating to a series of Preferred Stock and the number of shares constituting, and the designation of, such series.

     NOW, THEREFORE, IT IS HEREBY:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate, a new series of Preferred Stock, to be designated "Series A Preferred Stock," is hereby created, and the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, such series of Preferred Stock as follows (all terms used herein which are not otherwise defined shall have the meanings set forth in the Certificate):

     1. Designation. The series of Preferred Stock of the Corporation shall be designated as "Series A Preferred Stock" (the "SERIES A PREFERRED"), with a par value of $0.001 per share.

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     2. Authorized Number. The number of shares constituting the Series A
Preferred shall be One Million (1,000,000) shares. The rights, preferences, restrictions and other matters relating to the Series A Preferred set forth below are subject to the issuance of any subsequent series of Preferred Stock. The Board of Directors is also authorized to decrease the number of shares of any series of Preferred Stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     3. Dividend Rights. The holders of the Series A Preferred Stock shall be entitled to receive dividends, out of funds legally available therefore, at the rate of 5% of the applicable "Series A Price", adjusted to reflect any stock split, stock dividend, combination, recapitalization or reorganization occurring after the original issue date), per year. The initial Series A Price is $1,000. In the event that the Board of Directors declares dividends on any share of Common Stock, an additional dividend shall be paid on each outstanding share of Series A Preferred (on an as-converted basis) in an amount equal to the amount paid or declared and set apart on such share or shares of Common Stock. Dividends shall be cumulative and in no event shall the Corporation pay dividends on shares of its capital stock until all accrued dividends on the Series A Preferred have been paid in full.

     4. Voting Rights.

          a. General. Except as otherwise provided herein or as required by law, the Series A Preferred shall vote with the shares of Common Stock upon the following basis: each holder of shares of Series A Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred are convertible (pursuant to Section 6 below) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent (as the case may be).

          b. Election of Directors The authorized number of directors on the Board of Directors of the Corporation shall be determined in accordance with the bylaws. At each election of directors, persons shall be elected as follows (at such time as there are seven or more Directors on the Corporation's Board):

               (i) So long as no fewer than 20% of the aggregate number of shares of Series A Preferred Stock outstanding immediately after the initial issuance of Series A Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations ) remain outstanding, then the holders of the Series A Preferred Stock then outstanding shall be entitled, voting separately as one class on an as-converted basis to elect 3 directors of this Corporation (the "Series A Directors");

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               (ii) The holders of the Preferred Stock and the Common Stock then outstanding shall be entitled, voting together as one class on an as-converted basis to:

                    (A) elect the Chief Executive Officer to be a Director;

                    (B) elect one director who need not be an Independent
               Director; and

                    (C) elect two persons who qualify as Independent Directors.

               (iii) The holders of the Common Stock and the Preferred Stock then outstanding, voting together as one class on an as-converted basis, shall be entitled to elect any remaining director(s) of this Corporation.

     In the case of any vacancy in the office of a director elected by the holders of a particular class or series of stock, the vacancy may be filled only by the vote of the holders of such class or series of stock. Any director who shall have been elected by the holders of particular class(es) or series of stock may be removed without cause by, and only by, the applicable vote of the holders of shares of such class (es) or series of stock. Vacancies in the directors elected by any class or series of capital stock may be filled only by the holders of capital stock of the class (es) or series originally electing the director whose position is vacant.

          c. Matters Affecting the Preferred Stock. So long as any shares of Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy (70%) percent of the then outstanding shares of Series A Preferred Stock, voting as a single class:

               (i) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any series of Preferred Stock; or

               (ii) increase or decrease (other than by redemption or conversion as provided herein) the total number of authorized shares of such series of Series A Preferred Stock;

               (iii) authorize or issue any equity security with preference over, or being on a parity with, Series A Preferred Stock with respect to voting rights, dividends, redemption right or liquidation preferences;

               (iv) reclassify any outstanding equity security into an equity security having a preference over, or being on parity with, the Series A Preferred Stock with respect to voting rights, dividends, redemption rights or liquidation preferences;

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               (v) repurchase or redeem any equity security, except that the
          Corporation may without such consent, repurchase or redeem securities from current or former directors, employees and or consultants (i) with a repurchase price equal to the initial cost of such securities or (ii) pursuant to rights under written agreements where the exercise of such rights has been approved by the Board of Directors (including a majority of the Series A Directors);

               (vi) declare or pay any dividend with respect to the Common Stock other than in Common Stock or rights to acquire Common Stock;

               (vii) consent to any liquidation or dissolution or winding up of the Corporation or any transaction meeting the definition of an Asset Transfer

               (viii) increase of decrease the number of directors constituting the Board of Directors of the Corporation; or

               (ix) make an assignment for the benefit of the creditors of the Corporation or make any filing for (or encourage or cooperate with any person in effecting a filing with respect to the Corporation for) bankruptcy (whether for liquidation or reorganization) or protection from the creditors of the Corporation under the laws of the United States, any State thereof or any other government;

          provided, however, that (A) if actions to be approved under subparagraphs (c)(i) or (c)(ii) would disproportionately affect any series of Preferred Stock, the approval of at least a majority of such series shall be necessary.

     5. Liquidation Rights.

          a. Subject to the other provisions hereof, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the remaining assets of the Corporation an amount with respect to each share of Series A Preferred equal to the greater of (i) the Liquidation Value thereof (as adjusted for stock splits, recapitalizations and the like), or (ii) the pro rata amount per share of the entire assets of the Corporation available for distribution to the holders of all Preferred Stock and Common Stock, based upon the total number of shares of Common Stock outstanding (assuming conversion into Common Stock of all series and shares of Preferred Stock); provided, however, that if the remaining assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred of the foregoing liquidation preference, then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The "LIQUIDATION VALUE" shall be the applicable Series A Price per share, plus any declared but unpaid dividends thereon.

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          b. For purposes of this Section 5, the following shall be considered a liquidation: (i) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "ASSET TRANSFER"), or (ii) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving or acquiring entity immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which fifty percent (50%) or more of the Corporation's voting power is transferred (an
     "ACQUISITION"). Notwithstanding the foregoing, if a transaction is approved by holders of at least 75% of the then-outstanding shares of Series A Preferred Stock, voting together (on an as-converted basis) and the Corporation has received notice of such approval at least three days prior to the effective date of the transaction, then the transaction shall not be deemed to be a liquidation pursuant to this Section 5.

     6. Conversion Rights. The holders of Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock:

          a. Optional Conversion. Subject to and in compliance with the provisions of this Section 6, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable Conversion Rate then in effect (determined as provided in Section 6.b.) by the number of shares of Series A Preferred being converted.

          b. Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the "CONVERSION RATE") shall be the quotient obtained by dividing the applicable Original Issue Price of the Series A Preferred (as adjusted for stock splits, recapitalizations and the like) by the applicable Conversion Price, calculated as provided in Section 6.c.

          c. Conversion Price. The "ORIGINAL ISSUE PRICE" shall be $1,000 per share. The "CONVERSION PRICE" shall be $3.10 per share. Such Conversion Price shall be adjusted from time to time in accordance with this Section
     6. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

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          d. Adjustment for Stock Splits and Combinations. If the Corporation
     shall at any time or from time to time after the date that the first share of Series A Preferred is issued (the "ORIGINAL ISSUE DATE") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, the Conversion Price in effect immediately before that subdivision for the Series A Preferred shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, the Conversion Price in effect immediately before the combination for the Series A Preferred shall be proportionately increased. Any adjustment under this Section 6.d. shall become effective at the close of business on the date the subdivision or combination becomes effective.

          e. Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 6.e. to reflect the actual payment of such dividend or distribution.

          f. Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of Series A Preferred or with respect to such other securities by their terms.

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          g. Adjustment for Recapitalization, Reclassification, Exchange or
     Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than (i) an Acquisition, Asset Transfer or liquidation as defined in Section 3, or (ii) a subdivision, combination, stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), in any such event each holder of Series A Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by a holder of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          h. Adjustment Upon Issuance of Additional Shares of Common Stock

          The following definitions shall apply to this Section 6(h):

          "Additional Shares of Common Stock" means all shares of Common Stock issued (or deemed to be issued) by the Corporation after the original issue date of the Series A Preferred, other than shares of Common Stock currently issued or issuable;

          "Convertible Securities" means any evidences of indebtedness, stock (other than Common Stock, issuable upon the conversion of any outstanding Series A Preferred) or other securities convertible into or exchangeable for Common Stock.

               1. (i) In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued, but excluding any issued as a stock split or combination, or upon a dividend or distribution) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for the Series A Preferred shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined in accordance with the following formula:

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               New Conversion Price = P1Q1 + P2Q2 / Q1+Q2

               Where:

               P1 = the Conversion Price for the Series A Preferred in effect immediately prior to such issue; -

               Q1 = the total number of shares of Common Stock outstanding immediately prior to such issue (including shares described in clause
          (ii) below);

               P2 = Average price per share received by the Corporation upon such issue; and

               Q2 = Number of shares of Common Stock issued (plus Additional Shares of Common Stock deemed to have been issued) in the subject transaction.

               (ii) For the purposes of this section, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all outstanding shares of Series A Preferred and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding options had been fully exercised immediately prior to such issuance (and any resulting Convertible Securities fully converted into Common Stock as of such date, but not including in such calculation any shares of Common Stock issuable with respect to shares of the Series A Preferred, Convertible Securities or outstanding options solely as the result of an adjustment in the respective Conversion Prices or ratios resulting from the issuance of such Additional Shares of Common Stock.

               (iii) The applicable Conversion Price for the Series A Preferred shall not be reduced at the time of any issuance of Additional Shares of Common Stock if the amount of such reduction would be an amount less than $0.005, but any such amount shall be carried forward and a reduction with respect thereto shall be made at the time and together with any subsequent reduction which, together with such amount and any other amounts so carried forward, shall aggregate to $0.005 or more.

               (2) Adjustment Upon Deemed Issue of Additional Shares of Common Stock

               In the event the Corporation at any time or from time to time after the original issue date of the Series A Preferred, shall issue any options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such options in accordance with clause (ii) below or, in the case of Convertible Securities, the maximum number of shares of Common Stock into which they are convertible in accordance with clause (ii) below, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph (g) hereof) of such Additional Shares of Common Stock would be less than any Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

               (i) except as provided in clause (ii) below, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such options or conversion or exchange of such Convertible Securities;

               (ii) if such options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or for any decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, or for the termination of the right to exercise or convert such options or Convertible Securities, then affected Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase, decrease or termination becoming effective, be recomputed to reflect such increase, decrease or termination insofar as it affects such options or the rights of conversion or exchange under such Convertible Securities and upon termination such options or Convertible Securities shall no longer be deemed to be outstanding; and

               (iii) no readjustment pursuant to clause (ii) above shall have the effect of increasing an affected Conversion Price to an amount which exceeds the lower of (A) the applicable Conversion Price

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          immediately prior to the original adjustment, or (B) the applicable
          Conversion Price that would have resulted from any other issuance of Additional Shares of Common Stock between the original adjustment date and the readjustment contemplated in clause (ii) above.

               (3) Determination of Consideration

               For purposes of this Section 6, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (i) Cash and Property Such consideration shall:

               (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

               (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

               (C) in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in sub- clauses
          (A) and (B) above, as determined in good faith by the Board of Directors.

               (ii) options and Convertible Securities The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph (2), relating to options and Convertible Securities, shall be determined by dividing

               (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such options or the conversion or exchange of such Convertible Securities, or in the case of options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

               (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or the conversion or exchange of such Convertible Securities.

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               (iii) Stock Dividends and Stock Subdivisions Any Additional
          Shares of Common Stock deemed to have been issued, relating to stock dividends and stock subdivisions, shall be deemed to have been issued for no consideration and each Conversion Price shall be adjusted in accordance with this Section.

          i. Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than (i) an Acquisition, Asset Transfer or liquidation as defined in Section 3, or (ii) a subdivision, combination, stock dividend, recapitalization, reclassification, exchange or substitution of shares provided for elsewhere in this Section 6), as a part of such capital reorganization, provision shall be made so that each holder of Series A Preferred shall thereafter be entitled to receive upon conversion of its Series A Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such capital reorganization would have been entitled to receive upon such capital reorganization, all subject to further adjustment with respect to such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 6 (including the adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          j. Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

          k. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, (ii) any Acquisition (as defined in Section 5 above) or

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     other capital reorganization of the Corporation or merger or consolidation of the Corporation with or into any other corporation, (iii) any reclassification or recapitalization of the capital stock of the Corporation, (iv) any Asset Transfer (as defined in Section 5 above), or
     (v) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to the date or record date specified therefore a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          l. Automatic Conversion. Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then effective Conversion Price, (i) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of Series A Preferred, provided, that, no additional consideration is paid or offered to be paid to such consenting holders or their affiliates, or (ii) immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation. Upon such automatic conversion, all declared but unpaid dividends, if any, shall be paid in accordance with
     Section 6.m. below.

          m. Mechanics of Conversion.

               (ii) Optional Conversion. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 6 shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefore, in Common Stock (at the Common Stock's fair market value determined by the Board

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          of Directors as of the date of such conversion), any declared but unpaid dividends on the shares of Series A Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               (iii) Automatic Conversion. Upon the occurrence of the event specified in Section 6.l. above, all outstanding shares of the Series A Preferred shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series A Preferred at the office of the Corporation or any transfer agent for the Series A Preferred, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared but unpaid dividends shall be paid in accordance with the provisions of subsection (i) above.

               (iv) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

          n. Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          o. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

     7. General Provisions

          a. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of the Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

          b. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          c. No Dilution or Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

          d. No Re-issuance of Series A Preferred. No share or shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

          e. Notice. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given:
     (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, or if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation."

                                   * * * * * *

     IN WITNESS WHEREOF, this Certificate of Designation of Rights, Preferences and Privileges has been executed this 10th day of March, 2004, by the undersigned who affirms that the statements made herein are true and correct.




                                          /s/ R. Bruce Reeves
                                          --------------------------------------
                                          R. Bruce Reeves, Ph.D., Chairman